Exhibit 10.1

Kevin D. Silva
Chief Administrative Officer

MBIA Insurance Corporation
113 King Street, Armonk, NY 10504
Tel 914-765-3880 Fax 914-765-3299
January 26, 2007	kevin.silva@mbia.com
www.mbia.com

REVISED April 13, 2007

Neil G. Budnick

718 Ponus Ridge Rd.

New Canaan, CT 06840

Dear Neil:

This letter is to acknowledge that your last day with MBIA as a regular full-time employee is on April 30, 2007 (the “Retirement Date”).

You will be entitled to receive any vested benefits to which you are entitled under MBIA’s pension and profit sharing plans as of your Retirement Date. Such vested benefits will be paid to you pursuant to the terms of the applicable plan. You will also have such rights under any other benefit plan or arrangement sponsored by MBIA as are provided to other employees who terminate employment with MBIA.

Your medical, dental, life and short and long-term disability insurance ends as of the Retirement Date, although you may be eligible to elect continuation coverage under COBRA at your own expense. Information regarding your election rights and options under COBRA will be provided to you under separate cover. You will not be eligible to participate in MBIA’s retirement plans past the Retirement Date except to the extent of any vested rights therein. You will qualify for a 2006 performance bonus and a payout of your 2003 MBV award (subject to Company performance). Both payments will be made on or about March 1, 2007 when such employee awards are generally paid.

The Company shall continue to indemnify you (and your or your heirs, executors, administrators, or successors) to the fullest extent permitted by the Company’s Certificate of Incorporation and By-Laws, and to provide any continued coverage available to retired officers of the Company under the terms of any insurance policies the Company maintains generally for the benefit of its directors and officers, in connection with any action, suit or proceeding to which you (or your heirs, executors, administrators, or successors) may be made a party by reason of your being or having been a director, officer or employee of the Company.

Whether or not you sign the attached Restrictive Covenant Agreement and General Release (“Agreement”), you will be entitled to the benefits referred to in the previous paragraphs.

Further, we are offering the following additional retirement payments and benefits subject to your execution and adherence to the terms of the attached Agreement.

•

You will be paid a prorated performance bonus for 2007 that will be equivalent to the average of the 2006 and 2005 performance bonuses (excluding special bonuses). This payment will be made shortly following the Effective Date of the Agreement.

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All of your outstanding unvested stock options will immediately vest on the Retirement Date and all vested options may be exercised until the later of 90 days from retirement date or the last day of the calendar year of retirement (not to exceed an options original expiration date);

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All of your outstanding MBV restricted stock will continue to vest in accordance with the original performance-based vesting terms and the awards at vesting will be subject to actual MBV performance for the relevant 3 year performance period, with the provision that the 35,000 shares of MBV restricted stock awarded to you on February 16, 2005 will fully vest on the Retirement Date;

•

Subject to the terms and conditions of MBIA’s 2005 Omnibus Incentive Plan, you will be granted a restricted stock unit award that will vest on the third anniversary of the Retirement Date. The amount of the award will be determined based on the options outstanding as of the Retirement Date. The number of restricted share units granted will be based on MBIA’s closing share price on the Retirement Date, and the calculation of the number of units will be the result of applying the Black-Scholes formula customarily used by the Company to calculate such awards, such calculation to be reviewed with you prior to your Retirement Date. The restricted stock units will also be subject to such other terms and conditions as may be deemed necessary or appropriate by the Company as of the date of grant and set forth in the applicable award agreement, provided that with respect to any provision or language which differs substantively from the terms of this letter, you shall have the opportunity to review and the right to approve any such differing language;

•	All of your outstanding unvested time-based restricted stock will immediately vest on the Retirement Date;

•

You and your eligible dependents will be permitted to continue participation and coverage until your 55th birthday in the Company medical and dental insurance plans offered to active employees of the Company in accordance with the terms of such plans as they may be in effect from time to time, with the same level of Company subsidy as provided to active employees as may be in effect from time to time. Upon reaching age 55, you will be eligible to participate in the Company’s retiree medical and dental plans, in accordance with the terms of such plans as they may be in effect from time to time at your own cost or at such subsidized cost as may be made available to any other former officer of the Company;

•

You will receive a cash payment in the amount of $1,000,000 less withholdings and deductions in lieu of a new LTI grant for the 2006 performance year and this payment will represent approximately 50% of the value of MBV restricted stock that otherwise could have been awarded (this payment will be made shortly following the Effective Date of the Agreement).

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Executive outplacement counseling for a period of six (6) months. Further, at the conclusion of the six (6) months, you will be eligible for an additional three (3) months of outplacement counseling should you request it.

•	Payment of your legal fees of up to $30,000 billed directly to Kevin D. Silva, Chief Administrative Officer, Human Resources, MBIA Insurance Corporation, at the address below.

To indicate your acceptance, please return the signed original letter and notarized Agreement no sooner than April 30, 2007 to Kevin D. Silva, Chief Administrative Officer, Human Resources, MBIA Insurance Corporation, 113 King Street, Armonk, New York 10504.

On behalf of MBIA, we want to convey our gratitude for your contributions during your tenure with MBIA and pledge to make this transition as smooth as possible for both you and MBIA.

Sincerely

/s/ Kevin D. Silva
Kevin D. Silva

Accepted and Agreed:

/s/ Neil G. Budnick	4/30/07
Neil G. Budnick	Date

Restrictive Covenant Agreement and General Release

By and in consideration of the retirement payments and benefits to be provided by MBIA, Inc. (the “Company”) pursuant to the letter agreement (the “Letter”), dated January 26, 2007 and revised on April 13, 2007 between the Company and Neil G. Budnick (the “Retiree”), the Company and whereby the Retiree hereby agree that:

1. Confidential Information. Retiree shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Retiree during his employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Retiree). The Retiree shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

2. Non-Competition. For three years after the Retirement Date (as defined in the Letter), the Retiree shall not, except with the prior written consent of the Company’s CEO, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for a monoline financial guaranty insurance company that is rated within the top two generic rating classifications (i.e., triple-A or within the double-A ratings classification) by Moody’s Investor’s Service, Standard & Poor’s Corporation or Fitch Ratings (the “Applicable Ratings”), whether currently in existence or formed after the date hereof, which currently include AMBAC, FSA, FGIC, CDC/CIFG, XL, Ace Guaranty Corp., DePfa, Assured Guaranty and Radian Asset Assurance Inc or any of their affiliates or successors or with any other company that is established for the purposes of providing financial guaranty or similar credit enhancement products, including credit derivative products, at the Applicable Ratings that would compete with MBIA (any of the above, an “MBIA Competitor”). Nothing in this paragraph shall prohibit the Retiree from accepting employment with a commercial bank, investment bank, private equity fund, hedge fund, rating agency, or infrastructure fund or other similar institution that is not primarily engaged in the business of providing the products described above, providing that such commercial bank, investment bank or other similar institution is not affiliated with (e.g. does not own more than a 5 percent interest in) an MBIA Competitor. Notwithstanding anything herein to the contrary, the foregoing shall not prevent the Retiree from acquiring as an investment securities representing not more than two percent (2%) of the outstanding voting securities of any publicly held corporation.

3. Non-Disparagement. The Retiree shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company or any of its affiliates, or any employee, former employee, any products or services offered by the Company or its affiliates, nor shall he engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of them, in each case except to the extent required by law, and then only after consultation with the Company. The Company, its Chairman or its CEO, severally or jointly, shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Retiree, nor shall the Company, its Chairman and its CEO, severally or jointly, engage in any conduct or make any other statement that could be reasonably expected to impair the reputation of the Retiree, in each case except to the extent required by law.

4. Nonsolicitation of Employees. For three years after the Retirement Date, the Retiree shall not attempt, directly or indirectly, to induce any employee of the Company, or any subsidiary or any affiliate thereof to be employed or perform services elsewhere or otherwise to cease providing services to the Company, or any subsidiary or affiliate thereof.

5. Nonsolicitation of Clients. For three years after the Retirement Date, the Retiree shall not, directly or indirectly, for his/her own account or for the account of any other person, in any jurisdiction in which the Company or any of its affiliates has commenced or made plans to commence operations, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its affiliates with any person throughout the world which is or was a customer, client or distributor of the Company or any of its affiliates at any time during which the Retiree was employed by the Company.

6. Company Property. The Retiree shall promptly return to the Company all property of the Company and all copies thereof in the Retiree’s possession or under his/her control.

7. General Release of Claims. a. The Retiree for himself and for his heirs, executors, administrators, and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company on behalf of any of its past or present parent entities, subsidiaries, divisions, affiliates and related business entities, assets, employee benefit plans or funds, successors and assigns, and any of its or their past or present directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns (collectively the “Company Entities and Persons”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Retiree ever had, now has, or may have against the Company Entities and Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date on which Retiree signs this Agreement.

b. Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities and Persons from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities and Persons arising out of Retiree’s employment, and/or retirement from that employment, including, but not limited to any claim under: (i) the Age Discrimination in Employment Act; (ii) Title VII of the Civil Rights Act; (iii) the American with Disabilities Act; (iv) the New York State Human Rights Law; (v) the New York City Administrative Code; (vi) any claim under any other federal state or local law (statutory or decisional), regulation ordinance relating to and/or prohibiting employment discrimination, harassment and/or retaliation; (vii) any claim under the Employee Retirement Income Security Act (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit pension plan of MBIA in accordance with the terms and conditions of such plan and applicable law); (viii) any claim under the Family and Medical Leave Act (“FMLA”); (ix) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of Retiree’s employment, the terms and conditions of such employment, the retirement of such employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of claims that may (i) arise after the date on which you sign this Agreement or (ii) relate to an obligation of this Company pursuant to the Letter.

c. Retiree acknowledges and agrees that by virtue of the foregoing, he has waived all relief available to him (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. Therefore, Retiree agrees that he will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

8. Injunctive Relief and Other Remedies with Respect to Covenants. The covenants and obligations of the Retiree with respect to the restrictive covenants contained herein relate to special, unique and extraordinary matters and a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Retiree from committing any violation of the covenants and obligations contained herein. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In the event the Retiree breaches any such provision of this Agreement in any material respect, in addition to any remedy at law or in equity, the Retiree shall (i) not be entitled to receive, if not already paid, the retirement payments and benefits designated as additional retirement payments and benefits in the Letter, and (ii) return to the Company any and all payments designated as additional retirement payments and benefits in the Letter previously made by the Company (or any of its affiliates) pursuant to the Letter agreement within 15 days after written demand for such repayment is made to the Retiree by the Company, with the sole exception of the 35,000 shares of MBV restricted stock awarded on February 16, 2005. For the avoidance of doubt, pursuant to this Section 8, upon the occurrence of any such breach, (i) any outstanding stock options that became vested under, or that remain exercisable solely on account of, the Letter shall be forfeited, and (ii) the Company may recapture all or any portion of the compensation realized upon (A) the vesting of any restricted stock that became vested pursuant to the Letter (with the sole exception of the 35,000 shares of MBV restricted stock awarded on February 16, 2005), and (B) the exercise of any stock option that became vested pursuant to the Letter.

9. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.

10. Severability; Reformation. In the event that one more of the provisions of this agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of this agreement is not enforceable in accordance with its terms, the Retiree and the Company agree that the agreement shall be reformed to make it enforceable in a manner which provides the Company the maximum rights permitted at law.

11. Acknowledgements.

a. Retiree acknowledges that the payments and/or other benefits provided pursuant to the Letter and this Agreement: (i) exceed any payment, benefit, or other thing of value to which Retiree might otherwise be entitled under any policy, plan, or procedure of the Company and/or its affiliates or pursuant to any prior agreement or contract (oral, written or otherwise) between the Company and/or its affiliates and Retiree; and (ii) are in full discharge of any and all liabilities and obligations of the Company and/or its affiliates to Retiree, monetarily or with respect to employee benefits or otherwise including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or its affiliates and/or any alleged understanding or arrangement between Retiree and the Company and/or its affiliates.

b. Retiree acknowledges that: (a) he has been advised by MBIA in writing to consult with an attorney of his choosing in connection with this Agreement; (b) has carefully read this Agreement in its entirety; (c) has had the opportunity to fully consider the terms of this Agreement for at least twenty-one (21) days; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed it with my independent legal counsel, or has had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein with the intent to be bound hereby.

c. This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities and Persons has or have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against me.

d. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

e. Retiree agrees that this Agreement may only be used as evidence in a subsequent proceeding in which a party alleges a breach of this Agreement.

f. Retiree understands that this Agreement, and the Letter constitute the complete understanding between the Company and/or its affiliates and Retiree, and supersedes any and all agreements, understandings, and discussions, whether written or oral between Retiree and the Company and/or its affiliates. No other promises or agreement shall be binding unless in writing and signed by both the Company and Retiree after the Agreement Effective Date.

12. Acceptance. Retiree may accept this Agreement by fully executing it and returning it to Kevin D. Silva, Chief Administrative Officer, MBIA Insurance Corporation, 113 King Street, Armonk, New York 10504, no sooner than April 30, 2007. After executing this Agreement, Retiree shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating his desire to do so in writing addressed and delivered to Kevin D. Silva at the address listed above no later than the close of business on the seventh (7th) day following the date Retiree executes this Agreement. The effective date of this Agreement shall be the eighth (8th) day following my signing of the Agreement (the “Agreement Effective Date”). In the event Retiree does not accept this Agreement as set forth above, or in the event he revokes this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and the benefits referred to in the Letter shall be deemed automatically null and void.

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13. Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

Dated:	04/30/07

Signature:	/s/ Neil G. Budnick
Neil G. Budnick

STATE OF NEW YORK )	PATRICIA D. HOWELL Notary Public, State of New York No. 01HO6129607 Qualified in Westchester County Term Expires June 27, 2009
) SS.:
COUNTY OF WESTCHESTER )

On this 30 day of April 2007, before me personally came Neil G. Budnick to be known and known to me to be the person described and who executed the foregoing Agreement, and he duly acknowledged to me that he executed the same.

/s/ Patricia D. Howell
Notary Public

MBIA, Inc.

By:	/s/ Kevin D. Silva
Kevin D. Silva

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